CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-1A of the STAAR Investment Trust of our report, dated February 27, 2018 on the Statement of Assets and Liabilities, including the Schedules of Investments, as of December 31, 2017, and the related Statement of Operations, Statements of Changes in Net Assets and financial highlights for each of the two years in the period then ended.

/s/Goff Backa Alfera & Company, LLC
Goff Backa Alfera & Company, LLC
Pittsburgh, Pennsylvania
April 30, 2018